Exhibit 99.1

Reynolds Consumer Products Inc. Announces Pricing of Initial Public Offering

LAKE FOREST, IL, January 30, 2020 – Reynolds Consumer Products Inc. (“RCP” or the “Company”) today announced the pricing of the initial public offering of 47,170,000 shares of its common stock at a price to the public of $26.00 per share. In addition, the Company granted the underwriters a 30-day option to purchase up to 7,075,500 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The shares of common stock are expected to begin trading on the Nasdaq Global Select Market on January 31, 2020 under the ticker symbol “REYN.” The offering is expected to close on February 4, 2020, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint lead bookrunning managers for the offering. Barclays Capital Inc., Citigroup Global Markets Inc., Evercore Group L.L.C., RBC Capital Markets, LLC and HSBC Securities (USA) Inc. are also acting as joint bookrunning managers. Stifel, Nicolaus & Company, Incorporated, SunTrust Robinson Humphrey, Inc. and Academy Securities, Inc. are acting as co-managers.

This offering is being made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained, when available, from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, New York 10010, telephone: 1-800-221-1037 or by emailing usa.prospectus@credit-suisse.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-212-902-1171, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with, and was declared effective by the U.S. Securities and Exchange Commission (“SEC”). Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a leading consumer products company that sells its products in 54 countries across the world. RCP sells its products under iconic brands such as Reynolds® and Hefty® and also under store brands.

Contact

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

203-682-8276

Investors

Katie Turner

Katie.Turner@icrinc.com

646.277.1228